Exhibit 23.2

Consent of BDO China Shu Lun Pan Certified Public Accountants LLP,

Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Kandi Electric Vehicles Group Co., Ltd.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-204459) and Forms S-3s (as amended) (File No. 333-182319; File No. 333-191283, File No. 333-196938; File No. 333-198009; File No. 220909) of Kandi Technologies Group, Inc. of our report dated March 16, 2018 with respect to the consolidated financial statements of Kandi Electric Vehicles Group Co., Ltd., included in this Annual Report on Form 10-K for the year ended December 31, 2017.

BDO China Shu Lun Pan Certified Public Accountants LLP

Shanghai, The People’s Republic of China

March 16, 2018